UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2013

HMN Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-24100	41-1777397
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1016 Civic Center Drive Northwest PO Box 6057 Rochester, Minnesota		55903-6057
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (507) 535-1200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Sales of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, by the United States Department of Treasury

On January 30, 2013, the United States Department of Treasury (“Treasury”), the holder of all 26,000 shares of outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Securities”), issued by HMN Financial, Inc. (the “Company”), announced that it had auctioned the Securities in a private transaction with unaffiliated third party investors. The Company received no proceeds from this transaction. The clearing price in the auction was $721.50 per share of the Securities (which have a $1,000 liquidation preference). The closing of the sale of the Securities offered in the auction is expected to occur on or about February 8, 2013.

The sale of the Securities has no effect on the terms of the outstanding Securities, including the Company’s obligation to satisfy accrued and unpaid dividends (aggregating approximately $2.7 million) prior to payment of any dividend or other distribution to holders of junior stock, including the Company’s common stock, and an increase in the dividend rate from 5% to 9%, commencing with the dividend payment date of February 15, 2014. Further, the sale of the Securities will have no effect on the Company’s capital, financial condition or results of operations. Upon the closing of the sale of the Securities, the Company generally will not be subject to various executive compensation and corporate governance requirements to which participants in Treasury’s Capital Purchase Program were subject while Treasury held the Securities.

The sale of Securities did not include the sale of a warrant to purchase 833,333 shares of the Company’s common stock at an exercise price of $4.68, which Treasury will continue to hold and may sell in its discretion, subject to applicable securities laws and the Company’s right to repurchase the warrant at fair market value under the terms of the Company’s agreements with Treasury.

Potential Sales of Common Stock by Certain Persons to Pay Taxes on Vested Stock Awards

The Company has been advised by certain employees, including its executive officers, that they may sell shares of Company common stock held by them to cover applicable federal and state income tax withholding obligations which have been incurred as a result of the vesting of certain previous grants of restricted stock. By reason of Treasury’s ownership of the Securities described above, any award of long-term restricted stock made to the Company’s then five most highly compensated employees at the time Treasury owned the Securities is, and following the closing of the sale of Securities will continue to be, subject to certain restrictions relating to the transfer of vested shares. These restrictions do not apply to shares transferred in the same calendar year in order to satisfy income taxes arising under federal, state and foreign law upon vesting of the stock awards. The number of shares of the Company’s common stock subject to these restricted stock awards that may be sold to satisfy an employee’s tax obligations will depend on the price at which such shares may be sold in the future, but based on the closing price of the Company’s common stock on January 30, 2013, would aggregate approximately 20,100 shares for all these persons. Sales of common stock by our executive officers will be disclosed publicly as required through Form 144 and Form 4 filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HMN Financial, Inc. (Registrant)

Date: January 31, 2013	/s/ Jon Eberle
Jon Eberle
Senior Vice President,
Chief Financial Officer and Treasurer

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